Consent of Independent Registered Public Accounting Firm


The Board of Trustees
Turner Funds:

We consent to the reference to our firm under the heading "Independent Registered Public Accountants" in the Statement of Additional Information in this Registration Statement of the Turner International Core Growth Fund.


                                                        /s/ KPMG LLP

Philadelphia, Pennsylvania
January 26, 2007